Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the joint registration statement of Reckson Associates Realty Corporation and Reckson Operating Partnership, L.P. on Form S-3 (File No. 333-67129), and in the registration statements of Reckson Associates Realty Corporation (File Nos. 333-28015 and 333-46883), of our report dated February 26, 1998, on our audits of the consolidated financial statements of Tower Realty Trust, Inc. as of December 31, 1997 and for the period from March 27, 1997 through December 31, 1997 and the combined financial statements of Tower Predecessor for the period from January 1, 1997 through October 15, 1997 and as of and for the years ended December 31, 1996 and 1995, which report is included in Form 8-K.

                                                      PricewaterhouseCoopers LLP

New York, New York
February 5, 1999